Exhibit 99.1

ActivIdentity, Inc.
6623 Dumbarton Circle
Fremont, CA 94555 USA
www.actividentity.com

T +1 510.574.0100
F +1 510.574.0101

Press Release

ACTIVIDENTITY APPOINTS BRAD BOSTON
TO ITS BOARD OF DIRECTORS

FREMONT, Calif. — January 22, 2010 — ActivIdentity Corporation (NASDAQ: ACTI), a global leader in strong authentication and credential management, today announced the appointment of Brad Boston to its Board of Directors.

“The addition of Brad to the board will bring extensive experience to assist in supporting and guiding the future growth of ActivIdentity,” said Grant Evans, chairman and chief executive officer of ActivIdentity. “We are very excited and fortunate to have attracted such talent to our company as we execute on our growth strategy to take our security technology into new markets such as cloud computing, mobile, and the payments industry.”

“ActivIdentity is a leader in strong authentication and credential management and their turnaround story is impressive,” said Brad Boston. “I feel privileged to join this exciting and dynamic team and look forward to working closely with Grant and the board during the next phase of ActivIdentity’s transformation and further growth.”

Mr. Boston currently serves as senior vice president of Cisco’s Global Government Solutions Group and Corporate Security Programs. Previously, Mr. Boston served as the chief information officer at Cisco. Before joining Cisco in 2001, Mr. Boston was the executive vice president of operations at Corio, an enterprise-focused Internet ASP. Before then, Mr. Boston has served in executive positions at Sabre Group, American Express, Visa, United Airlines / Covia and at American National Bank and Trust Company of Chicago, where he began his career. He also serves as the non-executive chairman of the board for Preferred International, an information technology services company headquartered in Southampton, UK. Formerly, Mr. Boston was a member of the National Science Center Board of Directors, American Red Cross Board of Governors, Mercury Interactive Board of Directors, Active Power Board of Directors, and Travelocity Board of Directors.

About ActivIdentity

ActivIdentity Corporation (NASDAQ: ACTI) is a global leader in strong authentication and credential management, providing solutions to confidently establish a person’s identity when interacting digitally. For more than two decades the company’s experience has been leveraged by security-minded organizations in large scale deployments such as the U.S. Department of Defense, Nissan, and Saudi Aramco. The company’s customers have issued more than 100 million credentials, securing the holder’s digital identity. ActivIdentity is headquartered in Silicon Valley, California. For more information, visit www.actividentity.com.

###

ActivIdentity is a registered trademark in the United States and / or other countries. All other trademarks are the property of their respective owners in the United States and / or other countries.

Press Contact

Corporate

Torsten George

ActivIdentity

T +1 510.745.6310

tgeorge@actividentity.com

Business Press

Kimberly Uberti

The Bohle Company

T +1 310.721.6850

kim@bohle.com

Trade Press

Dan Chmielewski

Madison Alexander PR

T +1 714.832.8716

dchm@madisonalexanderpr.com

Investor Contact

Jacques Kerrest

Chief Financial Officer

T +1 510.574.1792

jkerrest@actividentity.com